EXHIBIT 99.1

FOR IMMEDIATE RELEASE           CONTACT:      Samuel D. Horgan, CFO

                                              Michael H. Savage
                                              Investor Relations Director
                                              (301)486-2323/msavage@oaot.com


                         OAO TECHNOLOGY SOLUTIONS, INC.
                               ANNOUNCES NEW CEO,
                                TWO ACQUISITIONS,
               AND REVISES SECOND QUARTER 1998 EARNINGS ESTIMATES


Greenbelt, MD, June 26, 1998 - OAO Technology Solutions, Inc. (NASDAQ - OAOT), a leading Information Technology (IT) solutions and professional services company, announced today that it has named Gregory A. Pratt Chief Executive Officer effective July 1, 1998, succeeding William R. Hill, who will continue to serve on the Board of Directors of OAOT.

Prior to joining OAOT, Mr. Pratt was Chief Executive Officer of Enterprise Technology Group ("ETG"), a company he founded in 1997 to provide integration, implementation and training services for SAP and Microsoft(TM) applications. Prior to ETG, Mr. Pratt was President and Chief Operating Officer for Intelligent Electronics from 1992 to 1996, a provider of information technology products, services and solutions to corporate customers, educational institutions and governmental agencies in the United States. Mr. Pratt was instrumental in defining and leading Intelligent Electronics's strategic repositioning as a services company. Intelligent Electronics had annual sales in 1997 of $3.3 billion. Mr. Pratt comes to OAOT with 20 years of Information
Technology industry experience and has an MBA from the University of Pennsylvania's Wharton School of Business.

In commenting on the transition to a new Chief Executive Officer, Mr. William Hill said, "I am very proud of what we have been able to accomplish over the past six years. I now realize that it is time for new leadership with a more diversified information technology background to build on these accomplishments."


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"OAO  Technology  Solutions  is a  company  with a  solid  base  of  information technology accomplishments," said Mr. Pratt. "I look forward to continuing to diversify its service offerings through accelerated internal growth, maximizing the potential of recent acquisitions, and continued targeted acquisitions."

As previously discussed in the Company's May 11, 1998, news release, the Company and its Board of Directors continue to take aggressive actions to reposition the business for the future. Actions completed to date include the following:

1. The Company has entered into a Letter of Intent to acquire OAO Services, Inc., a national provider of IT Staffing Augmentation Services with annual revenues of approximately $60 million, in a cash transaction. A significant portion of the potential purchase price will be contingent upon future earnings of the Company. With this acquisition, proforma 1997 annual sales would have been approximately $140 million, compared with $84 million for the Company alone. This complementary acquisition will position the Company to enter into a new line of business while growing existing lines of business, provide a recruiting mechanism for staffing projects, provide capabilities to assist in the execution of certain projects, and benefit the Company strategically as part of its ongoing diversification strategy.

2. The Company also has entered into a Letter of Intent to acquire ETG, a provider of Enterprise Resource Planning integration, implementation and training services, in a stock transaction. As a result of this acquisition, ETG provides OAOT with the nucleus for creating an Enterprise Resource Planning business. The business will initially be focused on SAP and Microsoft applications. Commenting on the acquisition, Chairman of Board of Directors, Jerry Johnson, said, "The acquisitions of ETG and OAO Services, and the recent acquisitions of the MC400 line of business and DHR Technologies complement OAOT's core systems management business and position us to aggressively grow in 4 lines of business:

     o    Software Engineering and Applications Maintenance

     o    Health Care Solutions

     o    Technical Staffing Augmentation

     o    Enterprise Resource Planning software application services.

     We are excited about the vision that Greg brings to OAOT and his breadth of management experience to execute on that vision. "

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


3. The Company also announced today that it expects to incur a loss of approximately ($0.16) per share (diluted) in the quarter ending June 30, 1998. The majority, approximately ($.09) per share, of this expected loss is associated with reserves established for uncollectible accounts receivable expected to be recorded in the quarter. The remainder of the anticipated loss is associated with operations primarily due to: 1) continued investment to expand the recently launched Canadian Applications Development and Maintenance "North Shore" Solution; 2) continued pricing pressures and lack of revenue growth in the Company's core outsourcing business; 3) lower second quarter revenues and earnings from the Company's Health Care Solutions division (MC400) compared to first quarter results because of sales and delivery resource constraints for which corrective action was initiated as described below; and 4) costs associated with severance, cost reduction, and management restructuring actions described below that were completed during the quarter.

4. In June 1998, the Company completed certain cost reduction actions including layoffs and salary reductions. These actions are expected to result in annualized pre-tax savings in excess of $1 million.

5. The Company expanded sales and delivery resources for its MC400 Managed Care software product line, positioning it for increased growth in the second half of 1998.

The Company is aggressively pursuing additional initiatives to reduce costs, diversify its customer base and expand the business, including pursuit of potential acquisitions and other new business opportunities. Some of these initiatives, if successful, could result in up-front costs that could impact the Company's earnings for the balance of 1998.


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OAO  Technology  Solutions,  Inc.  provides  clients  with  a wide  range  of IT solutions and professional services, including systems and software engineering, the operation of large-scale megaplexes and networks, distributed systems management, applications development and maintenance and other IT services, as well as state-of-the-art software systems for the managed care marketplace.

OAO Technology Solutions, Inc. is a Safeguard Scientifics, Inc. (NYSE - SFE) partnership company. Visit the Company's web site, www.oaot.com, for further company news and information.

                                   ### END ###

SAFE HARBOR STATEMENT: This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated.



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